Exhibit 10.2

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE (COLLECTIVELY, THE “LAWS”). THE SECURITY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITY UNDER THE APPLICABLE LAWS OR (II) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE ISSUER, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE APPLICABLE LAWS.

DATE OF ISSUANCE: March 23, 2017

$7,000,000.00

AMERICAN ELECTRIC TECHNOLOGIES, INC.,

M&I ELECTRIC INDUSTRIES, INC.

AND

SOUTH COAST ELECTRIC SYSTEMS, LLC

SENIOR SECURED TERM NOTE

This Senior Secured Term Note (the “Note”) is jointly issued by American Electric Technologies, Inc., a Florida corporation, M&I Electric Industries, Inc., a Texas corporation, and South Coast Electric Systems, LLC, a Delaware limited liability company (each a “Borrower;” collectively, the “Borrowers”), pursuant to that certain Note Purchase Agreement (the “NPA”) entered into concurrently herewith by and among the Borrowers and HD Special-Situations III, LP (the “Lender”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the NPA.

1.    Payment Obligation.

(a)    For value received, the Borrowers jointly and severally promise to pay to the Lender or its permitted successors and assigns as to this Note (collectively, the “Holder”), (i) the principal amount of Seven Million Dollars ($7,000,000.00) and (ii) interest on the outstanding principal amount at the rate of eleven and a half percent (11.5%) per annum (the “Rate”), payable as described below. The principal amount of this Note, together with all accrued and unpaid interest, shall be due and payable forty-eight (48) months after the “Date of Issuance” shown above (the “Maturity Date”); provided, however, that:

(i)    the Maturity Date may be extended up to two (2) times by twelve (12) months each time, in each case upon the written consent of the Holder and the Borrowers, in their sole discretion;

(ii)    that in the event of the occurrence of an Event of Default, including any Event of Default based on a failure to meet the CCR required by the NPA, the Borrowers shall collectively pay monthly principal amortization payments on this Note that are the greater of (A) seventy-five percent (75%) of the monthly Free Cash Flow (as defined below) or (B) Seventy-five Thousand Dollars ($75,000.00), such payments to continue until the Event of Default has been cured or waived or all principal with respect to this Note has been paid in full. For purposes of the foregoing, “Free Cash Flow” shall mean AETI’s consolidated EBITDA (in accordance with GAAP) during the applicable (i.e. preceding) month, minus interest, capital expenditures not to exceed $83,333.00 for any month during 2017 and any calendar year thereafter, and cash taxes paid for that month, all determined on a consolidated basis. During such time as payments are owed by the Borrowers under this clause (ii), the Borrowers shall calculate such Free Cash Flow and shall collectively pay such amount as is owed under this clause within five (5) business days (as defined in the NPA) after the end of the succeeding month. Such remedy shall be in addition to all other rights and remedies available to the Holder under the Closing Documents, as well as any other rights or remedies afforded by law or equity; and

(iii)    the Borrowers shall repay Five Hundred Thousand Dollars ($500,000.00) of principal of this Note by June 30, 2017.

(b)    Interest on this Note in the amount of Nineteen Thousand Four Hundred Seventy-five and 81/100 Dollars ($19,475.81), representing pro-rated interest for the period from the Closing Date through March 31, 2017, shall be pre-paid by the Borrowers upon execution hereof (which pre-payment shall be non-refundable); thereafter, monthly interest on the outstanding principal amount of this Note shall be due and payable monthly in arrears on the first business day of each month during the period that this Note remains outstanding, commencing on May 1, 2017. Accrual of interest on the outstanding principal amount shall commence on the “Date of Issuance” shown above and shall continue until full payment of the outstanding principal amount has been made or duly provided for.

(c)    The Borrowers may prepay all or any portion of the outstanding principal amount of this Note at any time upon thirty (30) days prior written notice to the Holder. If one or more prepayments aggregating in excess of $1,500,000.00 (the “Prepayment Threshold”) are made on this Note within one year of the Date of Issuance (the “Make-Whole Period”), the prepayment which causes the Prepayment Threshold to be exceeded shall be accompanied by a make-whole payment equivalent to a 11.5% annual yield on the pre-paid amount that is in excess of the Prepayment Threshold for the portion of the Make-Whole Period that will remain after the date that the prepayment is made (with such calculation to exclude any fees paid to the Holder). For example, if $3,750,000.00 of the principal amount of this Note is paid in full exactly six months after the Date of Issuance (leaving six months left in the Make-Whole Period), the make-whole payment required by this paragraph shall be $215,625.00. Any amortization payment required under any provision of this Note shall not be considered a “prepayment” for purposes of this paragraph.

2.    Provisions as to Payment.

(a)    Payments on this Note are payable to the Holder in whose name this Note (or one or more successor Notes) is registered on the records of the Borrowers regarding registration and transfer of this Note (the “Note Register”); provided, however, that the Borrowers’ obligations to a transferee of this Note arise only if such transfer is made in accordance with the terms and conditions of the NPA.

(b)    Payments on this Note are payable in immediately available funds in currency of the United States of America at the address last appearing on the Note Register of the Borrowers as designated in writing by the Holder hereof from time-to-time. The Borrowers shall collectively pay the outstanding principal amount and all accrued and unpaid interest due upon this Note on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Note appearing of record as of the fifth business day prior to the Maturity Date and addressed to such Holder at the last address appearing on the Note Register. The forwarding of such funds shall constitute full payment of all outstanding principal and accrued interest hereunder and shall satisfy and discharge the liability for principal and interest on this Note to the extent of such payment plus any amounts so deducted or withheld. Unless otherwise expressly provided herein, all payments shall be credited first to reimburse the Holder for any cost or expense reimbursable hereunder, then to the payment of accrued interest, and finally to the payment of principal.

3.    Transfer of Note; Restrictions.

(a)    The Holder understands and acknowledges by its acceptance hereof that (i) this Note has not been, and is not being, registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred except as provided in the NPA and (ii) no Borrower or any other individual or entity is under any obligation to register this Note under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. By acceptance of this Note, the Holder agrees to be subject to and bound by all of the agreements between the Borrowers and the Lender set forth in the NPA.

(b)    Prior to presentation of this Note for transfer, the Borrowers and any agent of the Borrowers may treat the person in whose name this Note is duly registered on the Note Register as the Holder hereof for the purpose of receiving payments as herein provided and for all other purposes, whether or not this Note be overdue, and no Borrower or any such agent shall be affected or bound by notice to the contrary.

4.    Obligations of the Borrowers Herein Are Unconditional. The Borrowers’ joint and several obligations to repay this Note at the time, place, interest rate and in the currency hereinabove stated is absolute and unconditional. This Note and all other instruments now or hereafter issued in replacement of this Note on the same or similar terms are direct obligations of each of the Borrowers.

5.    Waiver of Demand, Presentment, etc. To the extent permitted by law, the Borrowers hereby expressly waive demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the timely payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for herein. No delay or omission of the Holder in exercising any right or remedy hereunder shall constitute a waiver of any such right or remedy. A waiver on one occasion shall not operate as a bar to, or waiver of, any such right or remedy on any future occasions.

6.    Attorneys’ Fees; Reimbursable Expenses. In the event it should become necessary for the Holder to engage counsel to enforce this Note, the Borrowers jointly and severally agree to pay the reasonable attorneys’ fees and costs of the Holder, irrespective of whether suit is brought, including, without limitation, any and all pre-judgment and post-judgment attorneys’ fees and costs incurred (including, without limitation, fees and costs reasonably incurred in connection with any matter arising under Title 11 of the United States Code). In addition, the Borrowers jointly and severally agree to pay for all of the Holder’s other reasonable and customary out-of-pocket costs incurred in connection with the enforcement of this Note, including, without limitation, all of the Holder’s consultants’ fees, appraisers’ fees, accountants’ fees, and trustee’s fees.

7.    Events of Default. Each of the following shall constitute an “Event of Default” under this Note:

(a)    the Borrowers shall fail to make timely payment of any amount of principal or interest then due and owing under this Note or any Borrower shall itself provide the Holder with written notice that one or more of the Borrowers has failed to perform or observe any term, condition, agreement or obligation under any of the Closing Documents;

(b)    except as covered by clause (a) above, a Borrower shall fail to make timely payment of any amount then due and owing under any of the Closing Documents to which it is a party, and the same shall continue uncured for a period of three (3) business days after the date payment became due;

(c)    except as covered by clause (a) above, any of the representations or warranties made by a Borrower in any of the Closing Documents, or in any certificate or other written statement heretofore or hereafter furnished by or on behalf of a Borrower in connection with any of the Closing Documents, shall be false or misleading in any material respect at the time made and the Holder shall have provided written notice to that Borrower of the alleged misrepresentation or breach of warranty and the same shall continue uncured for a period of fifteen (15) business days after the Borrower’s receipt of such written notice;

(d)    if a Borrower shall fail to perform or observe, in any material respect, any term, condition, agreement or obligation under any of the Closing Documents not covered by clause (a), (b) or (c) above and the Holder shall have provided written notice to that Borrower of the alleged failure and the same shall continue uncured for a period of thirty (30) days after the

Borrower’s receipt of such written notice, unless such default cannot reasonably be cured within such thirty (30) day period, in which case, no Event of Default shall be deemed to have occurred so long as the Borrower commences to cure such default within such thirty (30) day period and diligently pursues such cure to completion within sixty (60) days of the Borrower’s receipt of such written notice;

(e)    a Borrower shall (i) become insolvent, (ii) admit in writing its inability to pay its debts generally or as they become due, (iii) make an assignment for the benefit of creditors or commence proceedings for its dissolution or (iv) apply for, or consent to the appointment of, a trustee, liquidator, or receiver for all or a substantial part of its property or business;

(f)    a trustee, liquidator or receiver shall be appointed for a Borrower, or for a substantial part of its property or business, without its consent and such appointment is not discharged within sixty (60) days after such appointment;

(g)    any governmental agency, or any court of competent jurisdiction at the instance of any governmental agency, shall assume custody or control of the whole or any substantial portion of the assets of a Borrower and such custody or control shall not be released within sixty (60) days thereafter;

(h)    any final money judgment, writ of attachment, or similar process in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (and not covered by insurance) shall be entered against a Borrower, or any of its assets, and shall remain unpaid, unvacated, unbonded or unstayed for a period of thirty (30) business days after the entry date thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained;

(i)    bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against a Borrower and, if instituted against a Borrower, shall not be dismissed within sixty (60) days after such institution, or a Borrower shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in, any such proceeding;

(j)    the occurrence of any event of default or other event triggering acceleration of, or a right to accelerate, any indebtedness by a Borrower, or any of its subsidiaries, under any note, agreement or other instrument, whether such indebtedness now exists or is hereafter created, if such indebtedness is not subject to a subordination agreement with the Holder and the principal amount of such indebtedness exceeds, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000); or

(k)    the Holder reasonably believes that there has been a material adverse change in (i) any of the assets, liabilities, sales, financial condition, business or operations of the Borrowers and their subsidiaries (taken as a whole), (ii) the Borrowers’ ability (taken as a whole) to repay this Note or (iii) the Holder’s rights and remedies under the Closing Documents.

At any time during the occurrence of an Event of Default, and in each and every such case, unless such Event of Default shall have been cured or waived in writing by the Holder, in its sole discretion (which waiver in one instance shall not be deemed to be a waiver in another instance or for any other prior or subsequent Event of Default), at the option of the Holder and in the Holder’s sole discretion, the Holder may immediately accelerate the maturity hereof, whereupon all principal and accrued interest hereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers (anything herein or in any other instrument to the contrary notwithstanding) and the Holder may immediately enforce any and all of its rights and remedies provided herein or in any of the other applicable Closing Documents, or any other rights or remedies afforded by law or equity. During the continuance of an Event of Default, the Rate shall automatically increase by four percent (4.0%), which shall be imposed retroactively to the first day of the month in which the Event of Default was reported until the first date thereafter upon which there shall be no Event of Default. For avoidance of doubt, if an Event of Default occurred in January and such Event of Default is disclosed in the Borrowers’ monthly financial statements delivered to the Lender on February 15, then the default rate of interest provided for herein shall apply to the outstanding principal of this Note as of February 1 through the first date thereafter upon which there shall be no Event of Default.

8.    Security. Repayment of this Note is secured by the Security Agreements, the Deed of Trust, the Pledge Agreement and/or any other agreements now or hereafter entered into by a Borrower or any other individual or entity to secure and/or guarantee the payment of this Note. Therefore, an Event of Default under the terms of this Note shall be grounds for enforcement of the Holder’s rights under the Security Agreements, the Deed of Trust, the Pledge Agreement and/or any such other agreements.

9.    Enforceability; Maximum Interest Rate.

(a)    In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note shall not in any way be affected or impaired thereby.

(b)    Notwithstanding anything to the contrary contained in this Note, the Borrowers shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve or take interest (“interest” being defined, for purposes of this paragraph, as the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received or paid under this Note) in excess of the maximum rate allowed by applicable law (the “Maximum Lawful Rate”). During any period of time in which the Rate exceeds such Maximum Lawful Rate, interest shall accrue and be payable only at such Maximum Lawful Rate; provided, however, that if at any time thereafter the Rate is less than the Maximum Lawful Rate, the Borrowers shall, to the extent permitted by law, continue to pay interest to the account of the Holder at the Maximum Lawful Rate until such time as the total interest received by the Holder is equal to the total interest which the Holder would have received had the Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable for the account of the Holder shall be the Rate unless and until the Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by the Holder exceed the amount which the Holder could lawfully have received had the interest been calculated for the term during which the Holder actually received interest from the Borrowers at the Maximum Lawful Rate. If the Holder has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance hereof or to other amounts (other than interest) payable hereunder to the Holder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be repaid by the Holder to the Borrowers. For purposes of this Section, the term “applicable law” shall mean the laws of California (without giving effect to applicable principles of conflict of law), and to the extent controlling, laws of the United States of America.

10.    Entire Agreement. This Note, together with the other applicable Closing Documents and any exhibits or schedules attached thereto, and any addenda to any of the foregoing, constitute the full and entire understanding between the Borrowers and the Holder with respect to the subject matter hereof and thereof and supersede all prior negotiations, agreements and understandings, written or oral, with respect to such subject matter. No provision of this Note shall be amended, waived, discharged or terminated other than by a written instrument signed by the Borrowers and the Holder.

11.    Governing Law. This Note shall be governed by and construed in accordance with the laws of California without giving effect to applicable principles of conflict of law.

12.     Headings. The headings of this Note are for convenience of reference and shall not form a part of, or affect the interpretation of, this Note.

13.    Successors and Permitted Assigns. The Borrowers shall not assign any of their rights or obligations hereunder and any such assignment shall be absolutely void. Subject to the transfer restrictions contained in the NPA, the Holder may assign and/or participate any of its interest in this Note to any individual or entity. Each reference herein to powers or rights of the Holder shall also be deemed a reference to the same power or right of such assignees, to the extent of the interest assigned to them. All the covenants, agreements, representations and warranties contained in this Note shall bind the Borrowers and the Holder and their respective administrators, distributees, successors and permitted assigns, including any individual or entity to whom the Holder has granted a participation interest in this Note.

14.    No Strict Construction. The Borrowers agree that they have had sufficient opportunity to review and comment on the provisions of this Note. As a result, any uncertainty or ambiguity existing herein shall not be interpreted against the Borrowers or the Holder.

15.    Waiver of Jury Trial. THE BORROWERS AND THE HOLDER EACH WAIVE, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS NOTE.

IN WITNESS WHEREOF, the Borrowers have caused this Note to be duly executed by their authorized persons on the Date of Issuance.

The Borrowers:

AMERICAN ELECTRIC TECHNOLOGIES, INC.

By:	/s/ Charles Dauber
Charles Dauber, President

By:	/s/ William Brod
William Brod, Chief Financial Officer

M&I ELECTRIC INDUSTRIES, INC.

By:	/s/ Charles Dauber
Charles Dauber, President

By:	/s/ William Brod
William Brod, Chief Financial Officer

SOUTH COAST ELECTRIC SYSTEMS, LLC

By:	/s/ Charles Dauber
Charles Dauber, President

By:	/s/ William Brod
William Brod, Chief Financial Officer